Exhibit I-3

(English Language Translation)

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors are residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. Furthermore, it may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

Cover

Document Filed:	Securities Registration Statement

Submitted to:	Director-General of Kanto Local Finance Bureau

Filing Date:	May 13, 2011

Company Name:	SEGA SAMMY HOLDINGS KABUSHIKI KAISHA

Company Name in English:	SEGA SAMMY HOLDINGS INC.

Representative’s Name and Title:	Hajime Satomi, Chairman of the Board and Chief Executive Officer

Location of Head Office:	Shiodome Sumitomo Building, 1-9-2 Higashi Shimbashi, Minato-ku, Tokyo

Telephone Number:	03-6215-9955 (main)

Name of Person to Contact:	Koichi Katagiri, General Manager, Accounting and Financial Department

Nearest Place to Contact:	Shiodome Sumitomo Building, 1-9-2 Higashi Shimbashi, Minato-ku, Tokyo

Telephone Number:	03-6215-9955 (main)

Name of Person to Contact:	Koichi Katagiri, General Manager, Accounting and Financial Department

Kind of Securities Subject to Public Offering to be Registered:
Shares

Offer Price of Securities Subject to Public Offering to be Registered:
6,952,653,780 yen for share allotment to party other than shareholders

Matters regarding Stabilization Operation:	Not applicable

Place at which Copies of this Statement are Made Available for Public Inspection:
Tokyo Stock Exchange, Inc.
(2-1 Nihombashi Kabutocho, Chuo-ku, Tokyo)

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Part I.	Information on Securities

1.	Terms and Conditions of Public Offering

1.	Shares Newly Issued

Class	Number of Shares Issued	Details
Common stock	4,423,660 shares	They are shares with full voting rights and the Company’s standard shares without any limitation on rights. The trading unit number is 100 shares.

(Note 1)	As determined by the resolution of the board of directors’ meeting held on May 13, 2011.
(Note 2)	The public offering under this Securities Registration Statement is to be executed by the Company’s disposing, in accordance with the provisions of Article 199, Paragraph 1 of the Companies Act (Act No. 86 of 2005), of its own shares of common stock that it holds (the “Disposal of Treasury Stock”), and this public offering corresponds to the solicitation of an offer for sale or offer for purchase provided for in Article 9, Paragraph 1 of the Cabinet Office Ordinance with respect to the definitions set out in Article 2 of the Financial Instruments and Exchange Act. Therefore, the shares to be disposed of upon the Disposal of Treasury Stock are indicated in the Shares Newly Issued column above.
(Note 3)	The Disposal of Treasury Stock is a disposal of treasury stock for the purpose of conducting an exchange of shares involving common stock of the Company between Sammy Corporation (“SAMMY”), which is the allottee of the Company’s treasury stock and a wholly owned subsidiary of the Company, and TAIYO ELEC Co., Ltd. (“TAIYO ELEC”), which is a subsidiary of SAMMY and a consolidated subsidiary of the Company, in order to convert TAIYO ELEC into the wholly owned subsidiary of SAMMY and SAMMY into the wholly owning parent company of TAIYO ELEC (the “Share Exchange”). For details of the Share Exchange, please refer to the “Special Notes on Public Offering” below.
(Note 4)	The name and address of the book-entry transfer institution are as follows:
	Name: Address:	Japan Securities Depository Center, Incorporated 2-1-1, Nihombashi-Kayaba-Cho, Chuo-ku, Tokyo

2.	Method and Conditions of Public Offering

(1)	Method of Public Offering

Classification	Number of Shares Issued	Total Issue Price (JPY)	Total Amount to be Allocated to Capital (JPY)
Share Allotment to Shareholders	—	—	—
Share Allotment to Party Other Than Shareholders	4,423,660 shares	7,002,653,780	—
Offering of Shares to the General Public	—	—	—
Total (Total Number of Issued Shares)	4,423,660 shares	7,002,653,780	—

(Note 1)	The public offering will be performed by way of a third-party allotment.
(Note 2)	The entire amount to be paid in for the Disposal of Treasury Stock under the Companies Act is indicated in the Total Issue Price column above. Because the public offering under this Securities Registration Statement is to be executed by a disposal of treasury stock, the amount to be paid in will not be allocated to capital.

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(2)	Conditions of Public Offering

Issue Price (JPY)	Amount to be Allocated to Capital (JPY)	Unit of Subscription	Subscription Period	Deposit for subscription (JPY)	Payment Date
1,583	—	1 share	May 30, 2011	—	May 30, 2011

(Note 1)	The public offering will be performed by way of a third-party allotment and not by way of an offering to the general public.
(Note 2)	The entire amount to be paid in for the Disposal of Treasury Stock under the Companies Act is indicated in the Issue Price column above. Because the public offering under this Securities Registration Statement is to be executed by a disposal of treasury stock, the amount to be paid in will not be allocated to capital.
(Note 3)	With respect to the method of subscription and payment, the Company and the allottee will execute a subscription agreement for all shares for subscription, and the total issue price (total amount to be paid in) will be paid to the place for payment as described below on the payment date.
(Note 4)	If the Company and the allottee fail to execute a subscription agreement for all shares for subscription, the Disposal of Treasury Stock will not be executed.

(3)	Place for Subscription

Name of Office in Charge	Location
SEGA SAMMY HOLDINGS INC., Administration Department in charge of General Affairs and Legal Affairs	Shiodome Sumitomo Building, 1-9-2 Higashi Shimbashi, Minato-ku, Tokyo

(4)	Place for Payment

Name of Office in Charge	Location
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Tokyo Sales Department	1-1-1, Ohtemachi, Chiyoda-ku, Tokyo

3.	Underwriting of Shares

Not applicable

4.	Usage of Proceeds from New Issuance

(1)	Amount of Proceeds from New Issuance

Total Paid-in Amount (JPY)	Approximate Estimate of Expenses Relating to Issuance (JPY)	Approximate Estimate of Net Proceeds (JPY)
7,002,653,780	50,000,000	6,952,653,780

(Note 1)	The approximate estimate of expenses relating to issuance does not include any consumption tax or other taxes.
(Note 2)	Usage of Proceeds from New Issuance above means the usage of proceeds from the Disposal of Treasury Stock, and Approximate Estimate of Expenses Relating to Issuance above means the approximate estimate of expenses relating to the Disposal of Treasury Stock.
(Note 3)	The principal expenses relating to issuance are the expenses relating to the financial advisory services in connection with the Share Exchange (including review of transaction structure, negotiation of transactions, analysis of the share exchange ratio, financial analyses, and other matters), expenses for accounting, tax and legal due diligence, and other expenses.

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(2)	Usage of Proceeds

6,952,653,780 yen of the estimated net disposal amount set out above will be applied to the business management fee of the Company, which is the holding company of the SEGA SAMMY group, and it is planned to be used during the fiscal year ending March 2012. With respect to the principal breakdown of the business management fee of the Company, the funds will be applied to (i) expenses relating to public relations (such as commercials and event support) throughout the group in the amount of 1,564 million yen, (ii) personnel expenses relating to business management in the amount of 1,388 million yen, (iii) general administration expenses in the amount of 2,749 million yen (the principal items of which are 1,096 million yen for payment fees, 265 million yen for rental expenses, and 253 million yen for travel and transportation fees), (iv) expenses for creation of a commitment line in the amount of 225 million yen, (v) payments of interest on loans in the amount of 326 million yen, and (iv) loans to subsidiaries in the amount of 700 million yen. The funds will be managed in the Company’s bank account until the funds are used for any of the above purposes.

2.	Terms and Conditions of Secondary Distribution

Not applicable

Special Notes on Public Offering

Conversion of TAIYO ELEC into a wholly owned subsidiary of SAMMY through the Share Exchange

1.	Purposes of Conversion of Company into a Wholly Owned Subsidiary through the Share Exchange

TAIYO ELEC develops pachinko machines and pachislot machines that emphasize highly original game play that is ahead of its time and reflects the latest available information, and lavish productions featuring visuals, audio effects and the like, and has built a base of operations in the modern pachinko and pachislot machine industry. In March 2007 TAIYO ELEC entered into a business and capital alliance with SAMMY, thereby reinforcing its operational and management base and becoming more competitive in the pachinko and pachislot machine industry by employing consoles made by SAMMY, exchanging personnel and the like. However, due to a pattern of weak consumption and continued downward trends in the number of players of pachinko and pachislot machines, the pachinko and pachislot machine industry environment is expected to continue to be challenging. Further, while competition among pachinko halls for customers continues to intensify, pachinko halls are tending to purchase new pachinko and pachislot machines expected to attract customers with popular themes and game playability.

In such an external environment, we think there is an urgent need for SAMMY and TAIYO ELEC to maximize business synergies between them by strengthening their business ties. However, because TAIYO ELEC is currently a listed company having general shareholders, there were challenges involved in intensifying these ties, such as the time that had to be taken to reconcile interests between SAMMY and TAIYO ELEC in such endeavors as the joint development of products, reduction of manufacturing costs and exchanges of skilled developers. We have determined that, to overcome these challenges, and for TAIYO ELEC to continue to expand its business through the development of more efficient and inventive pachinko and pachislot machines, the company needs to deepen its connections with SAMMY and take full advantage of business operations that are integrated with the SEGA SAMMY group by implementing the Share Exchange. Also, given the importance of having a multi-brand strategy, we have decided to employ the method of conversion into a wholly owned subsidiary through an exchange of shares so that TAIYO ELEC may maintain its own brand.

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As a specific example of such a business alliance, we think that a robust TAIYO ELEC brand can be established in the pachinko and pachislot machines market by improving TAIYO ELEC’s pachinko and pachislot machine development capability through measures such as personnel exchanges involving highly skilled pachinko and pachislot developers, leveraging the substantial intellectual property of the SEGA SAMMY group and joint development involving integrated technologies, in addition to the exchange of personnel from management and sales departments and sharing of certain components that have been conducted thus far. Also, from a production perspective, manufacturing costs are expected to fall further as a result of increased sharing of components, joint purchasing and other measures.

Further, TAIYO ELEC is expected to gain additional financial and management stability through the Share Exchange. This should be very significant for the business of this company, which will continue to require the development of new machines.

TAIYO ELEC is to be delisted as a result of the Share Exchange, but it is planned that SAMMY and TAIYO ELEC will maintain their respective brands following the Share Exchange and play a part in the multi-brand strategy for the pachinko and pachislot machine business. The delisting of TAIYO ELEC is expected to alleviate concerns relating to the short-term fluctuations in business performance of TAIYO ELEC, and enable strategic investment and business development from a medium- to long-term perspective that aims for the maximization of group profitability for the SEGA SAMMY group. Therefore, we think that the Share Exchange should deliver significant benefits in terms of achieving sustainable growth for TAIYO ELEC, and consequently enhance the corporate value of the SEGA SAMMY group as well.

Also, it has been determined that common shares of the Company will be the consideration in the Share Exchange, and common shares in an amount necessary for such purpose will be allotted to SAMMY through the Company’s disposal of the Company’s treasury stock given that, among other things, (1) the minority shareholders of TAIYO ELEC will continue to be offered liquidity with respect to their shares, (2) there will be a shared opportunity to benefit from synergies resulting from the Share Exchange and (3) pursuant to the group strategy, it is necessary to maintain a wholly owned parent/subsidiary relationship between SAMMY and the Company.

2.	Overview of the Share Exchange

(1)	Schedule

Record date for ordinary general meeting of shareholders (TAIYO ELEC)	March 31, 2011
Meetings of boards of directors to pass resolution approving the Share Exchange Agreement (the Company, SAMMY, TAIYO ELEC)	May 13, 2011
Execution of the Share Exchange Agreement (SAMMY, TAIYO ELEC)	May 13, 2011
Extraordinary general meeting of shareholders to approve the Share Exchange Agreement (SAMMY)	May 13, 2011
Ordinary general meeting of shareholders to approve the Share Exchange Agreement (TAIYO ELEC)	June 21, 2011 (tentative)
Final trading date (TAIYO ELEC)	July 26, 2011 (tentative)
Date of delisting (TAIYO ELEC)	July 27, 2011 (tentative)
Effective date of the Share Exchange	August 1, 2011 (tentative)

(Note 1)	If necessary, the schedule for the Share Exchange may be changed if so agreed between SAMMY and TAIYO ELEC during the course of the Share Exchange, or if necessary for any other reason. Moreover, the terms and conditions of the Share Exchange and/or other content of the share exchange agreement dated May 13, 2011 between SAMMY and TAIYO ELEC regarding the Share Exchange (the “Share Exchange Agreement”) may be amended or the Share Exchange Agreement may be cancelled by discussion and agreement between SAMMY and TAIYO ELEC if, between the date of execution of the Share Exchange Agreement and the effective date of the Share Exchange, any material change to the financial condition or management of the Company, SAMMY or TAIYO ELEC occurs as a result of a natural disaster or calamity, or an event occurs or is discovered that will constitute a material impediment to the execution of the Share Exchange, or if it has otherwise become difficult to achieve the objectives of the Share Exchange.

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(2)	Method of the Share Exchange

By operation of the Share Exchange, in which the common stock of the Company is to be the consideration, SAMMY will become the wholly owning parent of TAIYO ELEC, which will become SAMMY’s wholly owned subsidiary. The Share Exchange is to be conducted after TAIYO ELEC obtains approval for the Share Exchange Agreement from its shareholders at an ordinary general meeting scheduled to be held on June 21, 2011. SAMMY has today (May 13, 2011) obtained the approval for the Share Exchange Agreement from its shareholder at an extraordinary general meeting by means of a written resolution pursuant to Article 319(1) of the Companies Act of Japan. The effective date of the Share Exchange is scheduled to be August 1, 2010.

(3)	Allotments in Connection with the Share Exchange

	Company (wholly owning parent of SAMMY, the wholly owning parent)	TAIYO ELEC (wholly owned subsidiary)
Allotments in Connection with the Share Exchange	1	0.40
Number of Shares of Stock to be Delivered in the Share Exchange	Common stock of the Company: 4,423,660 shares (tentative)

(Note 1)	Share Allotment Ratios

SAMMY will furnish 0.40 shares of common stock of the Company per share of common stock of TAIYO ELEC, provided that SAMMY will not allot shares in the Share Exchange in connection with shares that SAMMY holds, consisting of 11,623,100 shares of common stock of TAIYO ELEC. Such allotments may be changed through discussion and agreement between SAMMY and TAIYO ELEC if a significant change occurs in the terms and conditions that constitute the bases for the relevant calculations.

(Note 2)	Number of Shares of Stock, Etc., to be Delivered in the Share Exchange

SAMMY plans to deliver 4,423,660 shares of common stock of the Company (with fractions of less than one share being discarded) through the Share Exchange. The total number of shares to be delivered in this Share Exchange has been calculated on the basis of 11,059,152 shares for all common shares issued and outstanding of TAIYO ELEC (excluding shares of common stock in TAIYO ELEC that SAMMY holds and shares of treasury stock that TAIYO ELEC holds), as of March 31, 2011.

TAIYO ELEC plans to retire all of the treasury stocks held by TAIYO ELEC (including any treasury stocks that TAIYO ELEC purchases in connection with any stock buyback request from opposing shareholders, as prescribed in Article 785(1) of the Companies Act of Japan, that is exercised at the time of the Share Exchange) immediately prior to the acquisition by SAMMY pursuant to the Share Exchange of all issued shares of TAIYO ELEC (excluding shares of common stock of TAIYO ELEC held by SAMMY). Such retirement will be made by a resolution of the board of directors of TAIYO ELEC at a board meeting to be held no later than the day before the effective date of the Share Exchange. As of March 31, 2011, TAIYO ELEC holds 151,496 treasury stocks.

The number of shares of common stock of the Company that will be delivered as a result of the Share Exchange may differ from the above depending on, for example, the number of treasury stocks that are to be actually retired by TAIYO ELEC.

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(Note 3)	Matters concerning the Conversion of Consideration

(1) Market on which consideration is traded	First Section of the Tokyo Stock Exchange

(2) Agents for trading	Domestic traders of financial instruments (securities companies) act as agents for trading in common stock of the Company.

(3) In cases where there are restrictions on the transfer of consideration or other dispositions, the details of such restrictions	N/A

(4)     If the approval, etc. of a third party is required to transfer or exercise rights in the consideration, the name and address of the person granting such approval, etc. and other procedures necessary to obtain such approval, etc.

N/A

(5) If the consideration has a market price, items relating to that price	The average closing price of the common stock of the Company on the First Section of the Tokyo Stock Exchange for the six month period ending on the business day immediately prior to the day of the announcement of the Share Exchange is JPY 1,583.

(6) If refund is possible through the acquisition of treasury stock, the redemption of shares or other similar procedure, items concerning such method	N/A

(Note 4)	Treatment of Shares of Less Than a Trading Unit

All shareholders that come to hold shares of less than a single trading unit (i.e., 100 shares) of the Company (hereinafter “odd-lot shares”) in association with the Share Exchange may participate in any of the following programs in connection with shares of the Company. Odd-lot shares cannot be purchased or sold on a financial instruments exchange:

(i) Buyback program for odd-lot shares (sale of units of less than 100 shares)

         Under this program instituted pursuant to Article 192(1) of the Companies Act of Japan, any holder of odd-lot shares of the Company may require that the Company buy back the odd-lot shares held by the shareholder.

(ii) Top-up purchase program for odd-lot shares (top-up purchase of less than 100 shares)

         Under this program instituted pursuant to Article 194(1) of the Companies Act of Japan and the articles of incorporation of the Company, any holder of odd-lot shares of the Company may require that the Company sell the number of shares to such holder which, together with the odd-lot shares that the holder holds, will amount to a trading unit of the Company.

(Note 5)	Treatment of Fractions of Less Than a Single Share

In association with the Share Exchange, instead of fractional shares of common stock of less than a single share of the Company being allotted to shareholders of TAIYO ELEC, SAMMY will deliver funds in an amount equivalent to the amount that results from multiplying the market price of one common share of the Company by said fractions (with any fraction of less than one Japanese yen in the total being rounded up to the nearest whole Japanese yen). The phrase “the market price of one common share of the Company” means the closing price of regular trades on the Tokyo Stock Exchange, Inc. of common shares of the Company for the trading day preceding the effective date of the Share Exchange (or, if there is no such closing price available for the relevant preceding trading day, then the closing price for the most recent trading day preceding the effective date for which such closing price exists).

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(4)	Treatment of Share Options and Bonds with Share Options in Connection with the Share Exchange

TAIYO ELEC has not issued any share options or bonds with share options.

3.	Basis for Calculating Allotments in Connection with the Share Exchange

(1)	Basis for and Circumstances Surrounding Calculations

(a)	Reason that the consideration is not shares of the wholly owning parent in the Share Exchange

SAMMY and TAIYO ELEC selected common shares of the Company, the wholly owning parent of SAMMY, to be the consideration for the Share Exchange after considering factors that include the following: (i) if shares of common stock of SAMMY, an unlisted company, were used as consideration, the minority shareholders of TAIYO ELEC would be acquiring illiquid shares, (ii) delivering common shares of the Company instead of cash as consideration enables minority shareholders of TAIYO ELEC to share in the opportunity to benefit from synergy gains arising out of the Share Exchange, and (iii) it is necessary for the SEGA SAMMY group to maintain the wholly owning parent and subsidiary relationship between the Company and SAMMY.

(b)	Basis for and Circumstances Surrounding Calculations

In order to achieve fairness and appropriateness in the share exchange ratios used for the Share Exchange, it was decided that SAMMY and TAIYO ELEC would each invite an independent institution to perform the calculations. SAMMY selected Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., (“Mitsubishi UFJ Morgan Stanley”) and TAIYO ELEC selected SMBC Nikko Securities Inc. (“SMBC Nikko”) to perform such calculations.

Mitsubishi UFJ Morgan Stanley analyzed the share exchange ratio by calculating the value of the Company and TAIYO ELEC shares, respectively, based upon the results of the historical share exchange ratio analysis, comparable companies analysis, and discounted cash flow analysis (“DCF Analysis”) methodologies. The historical share exchange ratio analysis used the closing share prices of the Company on the Tokyo Stock Exchange and TAIYO ELEC on the Osaka Securities Exchange as of May 11, 2011 (“Record Date”) and average closing share prices during each of the one (1) month and three (3) month periods prior to and including the Record Date.

The results from the analysis are as follow (The calculation range for the share exchange ratios obtained from each calculation methodologies, assuming that the value of one share of the Company is one.):

Valuation Methodologies	Share Exchange Ratio Range
Historical Share Exchange Ratio Analysis	0.27-0.33
Comparable Companies Analysis	0.28-0.42
DCF Analysis	0.24-0.47

In deriving the share exchange ratio ranges set forth above, Mitsubishi UFJ Morgan Stanley assumed and relied on, without independent verification, the accuracy and completeness of the information that was publicly available or that had been supplied or otherwise made available to them by the Company, the Company’s major subsidiaries and TAIYO ELEC. In addition, Mitsubishi UFJ Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities including off-balance assets or liabilities and contingent liabilities of the Company, the Company’s major subsidiaries or TAIYO ELEC, nor were they furnished with any such valuations or appraisals. With respect to financial projections, Mitsubishi UFJ Morgan Stanley assumed that the financial projections had been reasonably prepared on bases reflecting the best then-available estimates and judgments of the respective managements of the Company and TAIYO ELEC of the future financial performance of the Company and TAIYO ELEC. The analysis made by Mitsubishi UFJ Morgan Stanley reflected the above information and other relevant factors as of May 11, 2011.

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SMBC Nikko conducted its calculations for each of the Company and TAIYO ELEC by using the market value method, similar companies comparison method and discounted cash flow method (the “DCF Method”). For the market value method, May 11, 2011 is the record date, and the simple averages of its closing prices on the Osaka Securities Exchange over the one-month period and the three-month period preceding such record date were used for TAIYO ELEC, while the simple averages of its closing prices on the Tokyo Stock Exchange over the one-month period and the three-month period preceding such record date were used for the Company.

The calculation range for the share exchange ratios obtained from each calculation method, assuming that the value of one share of the Company is one, is as follows.

Valuation Methodologies	Share Exchange Ratio Range
Market Value Method	0.26-0.34
Similar Companies Comparison Method	0.46-0.61
DCF Method	0.30-0.66

In calculating the share exchange ratios, SMBC Nikko has as a general rule used, as-is, such things as information provided to it by TAIYO ELEC and the Company and publically available information, and assumed that this data, information and the like is entirely accurate and complete and that there exist no circumstances that have not been disclosed to SMBC Nikko that would have a material impact upon the calculations of the share exchange ratios. It has not made an independent study of the accuracy or completeness thereof. In connection with the relevant assets or liabilities (including contingent liabilities) of the Company, TAIYO ELEC or any of their affiliates, SMBC Nikko has also not made an independent assessment, appraisal or evaluation (including evaluation and/or analysis of individual assets and individual liabilities) and has not requested an appraisal or evaluation from any independent institution. Moreover, it has been assumed that the financial projections of TAIYO ELEC, the Company and their affiliates referenced in the relevant calculations have been reasonably prepared and produced pursuant to the best forecasts and judgments that could be obtained from each such company at this time. The calculations of the share exchange ratios made by Nikko SMBC are based on information and economic conditions existing as of May 11, 2011. The results of the calculations of the share exchange ratios submitted by SMBC Nikko do not constitute an opinion as to the fairness of the share exchange ratios used in the Share Exchange.

There are no fiscal years for which large-scale profit increases or decreases are contemplated in the profit plans submitted by the Company to Mitsubishi UFJ Morgan Stanley and SMBC Nikko as the basis for calculations under DCF Analysis and the DCF Method. However, in the profit plans submitted by TAIYO ELEC to Mitsubishi UFJ Morgan Stanley and SMBC Nikko, there are fiscal years for which large-scale profit increases or decreases are contemplated, starting with the March 2011 period. This is because, as described in Section 1. “Purposes of Conversion of Company into a Wholly Owned Subsidiary through the Share Exchange” above, although it is forecast that the challenging business environment will continue, the number of units sold is expected to increase and profitability to expand for pachinko and pachislot machines thanks to management and sales capabilities being strengthened through exchanges with SAMMY of management and sales staff, and costs are expected to be further reduced through streamlining strategies that include the sharing of components with SAMMY, leading to improved business performance.

After having comprehensively considered the results of analysis of the calculation ranges for the share exchange ratio derived using each of the valuation methodologies as submitted by the third-party valuation companies described above, and given that the resolutions relating to the share exchange ratio would be heavily based on such results, SAMMY and TAIYO ELEC initiated discussions and negotiations in order to decide upon a share exchange ratio that would advance the interests of the shareholders of the Company and TAIYO ELEC to the maximum extent possible.

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Over the course of negotiations, TAIYO ELEC proposed a ratio to SAMMY that exceeded the ranges calculated pursuant to the historical share exchange ratio analysis and the market value method. In response, SAMMY conducted in good faith an investigation of the financial condition, profit forecasts, share exchange ratios previously used in comparable transactions, dividend levels and the like for each company, and made a proposal to TAIYO ELEC that reflected the enhanced group corporate value to result from, among other things, the realization of synergies resulting from the Share Exchange, and sincere discussions and negotiations between the two companies continued. This eventually resulted in the adopting of a resolution by the board of directors of each company at a board of directors meeting held this day (May 13, 2011) setting a share exchange ratio for the Share Exchange within a range that overlaps the ranges calculated pursuant to the DCF Analysis and the DCF Method and exceeds the ranges calculated pursuant to the historical share exchange ratio analysis and the market value method.

(2)	Relationships with Institutions Performing Calculations

Neither Mitsubishi UFJ Morgan Stanley nor SMBC Nikko is a related party of any of the Company, SAMMY or TAIYO ELEC, and neither has a material relationship of interest requiring disclosure in connection with the Share Exchange.

(3)	Expectations and Cause of Delisting

As stated in 1. above, the final objective of the Share Exchange is not the delisting the common shares of TAIYO ELEC. However, as a result of the Share Exchange, SAMMY will become the wholly owning parent of TAIYO ELEC on August 1, 2011, the effective date of the Share Exchange. Consequently, the shares of common stock of TAIYO ELEC, which will become a wholly owned subsidiary of SAMMY, will be delisted on July 27, 2011 in accordance with the delisting criteria stipulated by JASDAQ, on which they are listed (the final trading date is scheduled to be July 26, 2011 (a Tuesday)). Following delisting, shares of common stock of TAIYO ELEC may not be traded on any financial instruments exchange.

Following the delisting of TAIYO ELEC, common shares in the Company that will be allotted to the shareholders of TAIYO ELEC under the Share Exchange are listed on the First Section of the Tokyo Stock Exchange and therefore can be traded on a financial instruments exchange starting on the effective date of the Share Exchange. We therefore believe that shareholders in TAIYO ELEC who respectively hold at least 250 shares of common stock of TAIYO ELEC will continue to enjoy liquidity in their shares, since they will receive an allotment of at least 100 shares of common stock of the Company (the trading unit of common stock of the Company’s shares) under the Share Exchange.

Shareholders who hold fewer than 250 common shares of TAIYO ELEC will receive an allotment of fewer than 100 shares in the Company (the trading unit of common stock of the Company’s shares), and consequently will not be able to sell these odd-lot shares on a financial instruments exchange. Nevertheless, such shareholders may take advantage of the buyback program as well as the top-up purchase program for odd-lot shares of the Company. Please see 2.(3)(Note 4) above regarding the details of these programs.

Please also see 2.(3)(Note 5) above regarding treatment in the event that an allotment of less than one share is received in connection with the Share Exchange.

Shareholders of TAIYO ELEC will continue to be able to trade in their own shares common stock of TAIYO ELEC through (tentatively) July 26, 2011, the final day of trading.

(4)	Actions to Achieve Fairness

As of today (May 13, 2011), SAMMY holds about 51% of the shareholder voting rights of TAIYO ELEC. Consequently, in order to ensure that the share exchange ratios used in the Share Exchange are fair and appropriate, SAMMY retained Mitsubishi UFJ Morgan Stanley as an independent institution to calculate the share exchange ratios set forth in (1) above. Using the results of these calculations, SAMMY conducted negotiations and discussions with TAIYO ELEC, and SAMMY’s board of directors resolved today (May 13, 2011) to implement the Share Exchange using the share exchange ratios set forth in 2.(3) above.

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In order to ensure that the share exchange ratios used in the Share Exchange are fair and appropriate, TAIYO ELEC has retained SMBC Nikko as an independent institution to calculate the share exchange ratios set forth in (1) above. Using the results of these calculations, TAIYO ELEC conducted negotiations and discussions with SAMMY, and the board of directors of TAIYO ELEC resolved today (May 13, 2011) to implement the Share Exchange using the share exchange ratios set forth in 2.(3) above.

Neither SAMMY nor TAIYO ELEC has received any opinion from Mitsubishi UFJ Morgan Stanley or SMBC Nikko, respectively, regarding the fairness of the share exchange ratios (i.e., a fairness opinion).

SAMMY has appointed Mori Hamada & Matsumoto as its legal advisor, while TAIYO ELEC has appointed Soga Uryu & Itoga (“SUI”) as its legal advisor, with each of SAMMY and TAIYO ELEC receiving legal advice concerning, among other things, appropriate procedures and responses in connection with the Share Exchange.

(5)	Measures to Avoid Conflicts of Interest

As of today (May 13, 2011), SAMMY holds about 51% of the shareholder voting rights of TAIYO ELEC, meaning that TAIYO ELEC constitutes a subsidiary of SAMMY. In order to avoid conflicts of interest, TAIYO ELEC directors Makoto Takahashi, Tetsuya Fukushima and Hitoshi Nishida, who are also employees of SAMMY, did not participate in deliberations or voting in connection with the Share Exchange at the meeting of the board of directors of TAIYO ELEC held today (May 13, 2011). Moreover, among auditors of TAIYO ELEC, auditor Kichitaro Mukai, who also serves as an auditor of SAMMY, did not attend the deliberations. With the exception of the three individuals noted above, all directors of TAIYO ELEC were present at the meeting of the board of directors, as were the three auditors of TAIYO ELEC (two of whom are outside auditors) other than the one excepted above, and the directors present resolved unanimously to execute the Share Exchange Agreement. Moreover, the above three auditors expressed the opinion that the resolution of the board of directors to execute the Share Exchange Agreement be approved. Further, none of the directors or auditors of TAIYO ELEC also serve as officers or employees of the Company, the wholly owning parent company of SAMMY.

As set forth in (4) above, SAMMY has appointed Mori Hamada & Matsumoto as its legal advisor, while TAIYO ELEC has appointed SUI as its legal advisor, with each of SAMMY and TAIYO ELEC receiving legal advice concerning, among other things, appropriate procedures and responses in connection with the Share Exchange.

Moreover, as set forth in 6. below, on May 12, 2011, TAIYO ELEC received from SUI, which is not an interested party in respect of the controlling shareholder, an opinion stating that the implementation by TAIYO ELEC of procedures to become a wholly owned subsidiary of SAMMY under the Share Exchange will not disadvantage minority shareholders.

4.	Summary of Accounting

The Share Exchange constitutes, out of transactions, etc., under common control, an additional acquisition of shares of a subsidiary by SAMMY from minority shareholders of TAIYO ELEC. It is expected that goodwill (or negative goodwill) will appear in the consolidated financial statements of the Company in association with the Share Exchange, but at present, no determination has been made as to the amount of goodwill (or negative goodwill) that will be generated.

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5.	Future Prospects

TAIYO ELEC is already a consolidated subsidiary of the Company, so the Share Exchange is expected to have only a minimal impact on the performance of the Company, both on a consolidated and non-consolidated basis.

6.	Matters Concerning Transactions, Etc. among Controlling Shareholders

The Share Exchange constitutes a transaction (or similar activity) with a controlling shareholder for TAIYO ELEC.

TAIYO ELEC believes that it has not been the subject of any interference from SAMMY, which is TAIYO ELEC’s parent, or any of the companies in SAMMY’s group in respect of the conduct of business activities of TAIYO ELEC, and recognizes that it will retain a certain degree of independence. Moreover, TAIYO ELEC engages in transactions with SAMMY and other companies in the group using the same standards that are used in transactions with other companies, and is not subject to any restrictions as a result of its capital affiliation.

TAIYO ELEC retains independence of management with respect to the Share Exchange as described above and furthermore has taken measures to ensure fairness and avoid conflicts of interest in accordance with the actions set forth in items 3.(4) and 3.(5) above, and consequently, it has determined that the Share Exchange is consistent with the “Guidelines in Connection with Programs to Protect Minority Shareholders at the Time of Transactions, Etc., with a Controlling Shareholder” of TAIYO ELEC.

The “Guidelines in Connection with Programs to Protect Minority Shareholders at the Time of Transactions, Etc., with a Controlling Shareholder” set forth in the Corporate Governance Report disclosed by TAIYO ELEC on March 25, 2011 state the following:

“Transactions with controlling shareholders are not subject to any de facto restrictions, but are engaged in pursuant to agreements and at market prices similar to such in respect of transactions with other transaction partners, ensuring fair trading.”

On May 12, 2011, TAIYO ELEC obtained an opinion from SUI, which is not an interested party in respect of the controlling shareholder, stating that the procedures by which TAIYO ELEC will become a wholly owned subsidiary of SAMMY as a result of the Share Exchange will not disadvantage TAIYO ELEC minority shareholders. This opinion was given based on a comprehensive review by SUI determining that, among other things, given that TAIYO ELEC investigated the purposes of the Share Exchange from the perspective of whether the Share Exchange would improve its own value and given the findings of such investigation, it is not unreasonable to believe that the Share Exchange will help to improve the value of TAIYO ELEC, that substantive negotiations of the share exchange ratio have been conducted based on an evaluation of share value by SMBC Nikko, which is a third party institution engaged in the business of such evaluations that is independent from TAIYO ELEC and SAMMY, and that the shareholding ratio determined as a result thereof adds a premium to the market price of the shares of TAIYO ELEC and, in addition to TAIYO ELEC shareholders receiving the opportunity to benefit from the increase in corporate value of the SEGA SAMMY group by continuing to hold the shares of the Company, they have the opportunity to sell their shares on the market at a suitable price.

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3.	Special Notes in Case of Third-party Allotments

1.	Status of Expected Allottees

(1)	Overview of the allottee and relationship between the filing party and the allottee

a.	Overview of allottee

Name	Sammy Corporation

Address of Head Office	Sunshine 60, 1-1 Higashi Ikebukuro 3-chome, Toshima-ku, Tokyo

Title and Name of Representative	President, Representative Director and Chief Operating Officer Keishi Nakayama

Capitalization	18,221 million yen

Description of Business	Manufacture and sales of pachinko machines, slot machines, ball arranging machines, mahjong ball machines and related equipment

Major Investors and Investment Percentages	SEGA SAMMY HOLDINGS INC. (100%)

b.	Relationship between the filing party and the allottee

Capital Relationships	The Company holds 84,658,430 shares (100% of the total number of issued shares) of the allottee.

Personal Relationships	3 directors and 1 employee of the Company also serve as directors of the allottee, and 1 auditor of the Company also serves as an outside auditor of the allottee. In addition, 15 employees of the Company are seconded to the allottee, and 31 employees of the allottee are seconded to the Company.

Capital Relationships	The Company has obtained business funds from the allottee.

Technical or Transactional Relationships	The Company executed a business management agreement with the allottee.

(Note) The overview of the allottee and relationship between the filing party and the allottee are as of May 13, 2011.

(2)	Reason for selecting the allottee

The SEGA SAMMY group is composed of business companies that develop their business under the Company, which is their holding company, and the group endeavors to maximize corporate value for its shareholders and all of its other stakeholders through the Company’s and each business company’s carrying out its own responsibilities. The principal business companies of the SEGA SAMMY group are SAMMY and SEGA CORPORATION, which are both the Company’s subsidiaries.

Following the exchange of shares conducted by the Company last year to convert Sammy NetWorks Co., Ltd., SEGA TOYS CO., LTD. and TMS ENTERTAINMENT, LTD. into wholly owned subsidiaries, the SEGA SAMMY group decided on May 13, 2011 that SAMMY would convert TAIYO ELEC, which is SAMMY’s subsidiary, into its wholly owned subsidiary by way of the Share Exchange for the purpose of further promoting and strengthening the consolidated management system of the SEGA SAMMY group. SAMMY and TAIYO ELEC selected common shares of the Company, the wholly owning parent of SAMMY, as consideration for the Share Exchange after considering factors that include the following: (i) if shares of common stock of SAMMY, an unlisted company, were used as consideration, the minority shareholders of TAIYO ELEC would be acquiring illiquid shares, (ii) delivering common shares of the Company instead of cash as consideration enables minority shareholders of TAIYO ELEC to share in the opportunity to benefit from synergy gains arising out of the Share Exchange, and (iii) it is necessary for the SEGA SAMMY group to maintain the wholly owning parent and subsidiary relationship between the Company and SAMMY. Accordingly, the Company decided to elect SAMMY as the allottee for the disposal of its treasury stock.

(3)	Number of Shares to be Allotted

4,423,660 shares

(4)	Policy of Holding of Share Certificates, Etc.

SAMMY, which is the allottee of the Company’s treasury stock, will use all of the Company’s shares to be allotted as consideration for the Share Exchange. The Company will obtain from SAMMY, which is the allottee of the Company’s treasury stock, a written pledge specifying that: (i) for a period of two (2) years from the allotment date, if SAMMY assigns all or some of those shares, SAMMY will report in writing to the Company on the details of the assignment, and (ii) SAMMY consents to the fact that the Company will report the details of that report to the Tokyo Stock Exchange and the fact that the details of the report will be made available for public inspection, and the Company has obtained an informal consent from SAMMY to that effect.

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(5)	Status of Funds Necessary for Payment

Based on SAMMY’s balance sheet (as at March 31, 2011), the Company has confirmed that SAMMY, which is the allottee of the Company’s treasury stock, holds cash and deposits necessary and sufficient for payment.

(6)	Actual Condition of the Allottee

The Allottee is a wholly owned subsidiary of the Company. The Company established the “Policy for Measures Against Anti-social Forces” by resolution of the Board of Directors, and attempts to soundly manage its business by taking organizational and unified measures within the compliance system in accordance with the policy under the control of the General Administration Department. The Company designated departments in charge of general affairs or legal affairs of each group company, including SAMMY, to be the departments to control measures against anti-social forces for the purpose of cutting off relationships with anti-social forces. The Company also established rules and regulations for reports and measures to be made upon the occurrence of issues and takes a firm stance against anti-social forces in cooperation with the relevant authorities, including the police. The General Administration Department of SAMMY independently takes measures against anti-social forces. Therefore, the Company affirms that SAMMY and its officers are not “Specified Groups”, etc. and are not affiliated with any such groups.

2.	Restriction on Transfer of Shares, etc.

Not applicable.

3.	Matters regarding Conditions of Issuance

(1)	Perspective on Reasonableness of Basis for Calculating Disposal Amount

The disposal amount per share is 1,583 yen (rounded down to the nearest whole yen), which is the average closing price of the Company’s shares on the Tokyo Stock Exchange for the last six (6) months for the period from November 15, 2010 to May 12, 2011 (which is the day immediately prior to the day on which the resolution for the disposal of treasury stock was passed at the board of directors’ meeting) (the “Average Stock Price For Last 6 Months”).

The disposal amount represents (i) a 6.0% premium over the closing price (1,493 yen) of the Company’s shares as of the day immediately prior to the date of disposal resolution (May 12, 2011), (ii) a 11.3% premium over the average closing price (1,422 yen) of the Company’s shares for the last one (1) month (for the period from April 13, 2011 to May 12, 2011), and (iii) a 0.2% premium over the average closing price (1,580 yen) of the Company’s shares for the last three (3) months (for the period from February 14, 2011 to May 12, 2011). The Company therefore believes that the disposal amount of 1,583 yen is not especially favorable for any of those periods.

The basis for calculating the disposal amount described above is as follows.

As announced on May 13, 2011, the financial results of the fiscal year ending March 2011 of the Company showed an increase in revenues and income compared with the previous period, and the Great East Japan Earthquake had a minor direct impact on business results. On the other hand, the stock market has been subject to significant short-term fluctuations since March 11, 2011, due to the effects of the earthquake, and the stock price of the Company has fluctuated in the same manner.

Accordingly, because the short-term fluctuations in the Company’s stock price much more strongly reflect the fluctuations of the stock market rather than an evaluation of the Company’s performance, the Company decided that it would be appropriate to use a long-term, and therefore smoother, average stock price to measure the Company’s corporate value, so the Company used the Average Stock Price For Last 6 Months. The Company believes that the basis for calculating the disposal amount described above complies with the “Guidelines of Treatment concerning Capital Increase by Third-Party Allotment” stipulated by the Japan Securities Dealers Association.

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(2)	Perspective on Reasonableness of Disposal Number and Level of Share Dilution

The total number of shares of treasury stock to be disposed of is 4,423,660 shares, and the share dilution ratio as against the total number of issued shares of the Company (266,229,476 shares) will be 1.66% (Because SAMMY is a wholly owned subsidiary of the Company, SAMMY will have no voting rights in accordance with the provisions of Article 308, Paragraph 1 of the Companies Act. Therefore, the Disposal of Treasury Stock will not cause any dilution of voting rights). However, the Company believes that the Share Exchange will contribute to the improvement of the Company’s corporate value because the Share Exchange is anticipated to strengthen the management system of the SEGA SAMMY group and to improve profitability due to realizing synergies and other benefits. The Company therefore decided that the number of shares to be disposed of and the extent of dilution are reasonable.

4.	Matters regarding Large Third-party Allotments

Not applicable.

5.	Status of Major Shareholders after Third-party Allotments

Name	Address	Number of Shares Owned (thousand shares)	Ratio of Number of Voting Rights Owned to Total Number of Voting Rights (%)	Number of Shares Owned after Third-party Allotments (thousand shares)	Ratio of Number of Voting Rights Owned to Total Number of Voting Rights after Third-party Allotments (%)
Hajime Satomi	Itabashi-ku, Tokyo	43,569	17.48	43,569	17.48
Mellon Bank N.A. Treaty Client Omnibus (Standing Agent: The Bank of Tokyo-Mitsubishi UFJ, Ltd.)	One Mellon Bank Center, Pittsburgh, PA (2-7-1, Marunouchi, Chiyoda-ku, Tokyo)	18,128	7.27	18,128	7.27
FSC Co., Ltd.	31-7, Futabacho, Itabashi-ku, Tokyo	14,172	5.68	14,172	5.68
Japan Trustee Services Bank, Ltd. (Trust Account)	1-8-11, Harumi, Chuo-ku, Tokyo	10,454	4.19	10,454	4.19
The Master Trust Bank of Japan, Ltd. (Trust Account)	2-11-3, Hamamatsucho, Minato-ku, Tokyo	7,998	3.21	7,998	3.21
State Street Bank – West Pension Fund Clients – Exempt (Standing Agent: Mizuho Corporate Bank Ltd., Settlement & Clearing Services Division)	1776 Heritage Drive, North Quincy, MA 027171, U.S.A. (4-16-13, Tsukishima, Chuo-ku, Tokyo)	4,448	1.78	4,448	1.78

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Name	Address	Number of Shares Owned (thousand shares)	Ratio of Number of Voting Rights Owned to Total Number of Voting Rights (%)	Number of Shares Owned after Third-party Allotments (thousand shares)	Ratio of Number of Voting Rights Owned to Total Number of Voting Rights after Third-party Allotments (%)
Sammy Corporation	Sunshine 60, 3-1-1 Higashi Ikebukuro, Toshima-ku, Tokyo	—	—	4,423	—
Japan Trustee Services Bank, Ltd. (Trust Account 9)	1-8-11, Harumi, Chuo-ku, Tokyo	3,283	1.31	3,283	1.31
Morgan Stanley and Company Inc. (Standing Agent: Morgan Stanley MUFG Securities Co., Ltd.)	1585 Broadway, New York, NY, 10036, U.S.A. (Yebisu Garden Place Tower, 4-20-3 Ebisu, Shibuya-ku, Tokyo)	2,945	1.18	2,945	1.18
Mellon Bank N.A. as agent for its client Mellon Omnibus US Pension (Standing Agent: Mizuho Corporate Bank Ltd., Settlement & Clearing Services Division)	One Boston Place, Boston, MA, 02108 (4-16-13, Tsukishima, Chuo-ku, Tokyo)	2,938	1.17	2,938	1.17
Total	—	107,939	43.27	111,588	43.27

(Note 1)	The above details are based on the record of shareholders as of March 31, 2011.
(Note 2)	In addition to the above, the number of treasury stock held by the Company, which is 14,504,662 shares (as of March 31, 2011), will be 10,081,002 shares after the allotment (without considering any purchases or sales of odd-lot shares after March 31, 2011).

6.	Need for Large Third-party Allotments

Not applicable.

7.	Whether There is a Plan for a Stock Consolidation, etc. and (If Any) Details thereof

Not applicable.

8.	Other Matters of Reference

Not applicable.

4.	Other Matters to be Described

Not applicable.

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Part II.	Information on Tender Offer

1.	Outline of Tender Offer

N/A

2.	Integrated Financial Information

N/A

3.	Material Agreements between Issuer (or its Affiliates) and Subject Company

N/A

Part III.	Reference Information

1.	Reference Documents

Please refer to the following documents with respect to the matters described in Article 5, Paragraph 1, Item 2, of the Financial Instruments and Exchange Act, such as the Company’s corporate outline and business summary.

1.	Annual Securities Report and its Attachments

The annual securities report and its attachments for the 6th fiscal year (April 1, 2009 through March 31, 2010) were filed with the director-general of the Kanto Local Finance Bureau on June 24, 2010.

2.	Quarterly Securities Report or Semiannual Securities Report

The quarterly securities report for the first quarter of the 7th fiscal year (April 1, 2010 through June 30, 2010) was filed with the director-general of the Kanto Local Finance Bureau on August 6, 2010.

3.	Quarterly Securities Report or Semiannual Securities Report

The quarterly securities report for the second quarter of the 7th fiscal year (July 1, 2010 through September 30, 2010) was filed with the director-general of the Kanto Local Finance Bureau on November 10, 2010.

4.	Quarterly Securities Report or Semiannual Securities Report

The quarterly securities report for the third quarter of the 7th fiscal year (October 1, 2010 through December 31, 2010) was filed with the director-general of the Kanto Local Finance Bureau on February 14, 2011.

5.	Extraordinary Report

The extraordinary report was filed with the director-general of the Kanto Local Finance Bureau on June 25, 2010 pursuant to Article 24-5, Paragraph 4 of the Financial Instruments and Exchange Act and Article 19, Paragraph 2, Item 9-2 of the Cabinet Office Ordinance Concerning Disclosure of Contents, etc. of Companies, during the period between the filing date of the annual securities report in 1 and the filing date of this Securities Registration Statement (May 13, 2011).

6.	Extraordinary Report

The extraordinary report was filed with the director-general of the Kanto Local Finance Bureau on June 30, 2010 pursuant to Article 24-5, Paragraph 4 of the Financial Instruments and Exchange Act and Article 19, Paragraph 2, Item 2-2 of the Cabinet Office Ordinance Concerning Disclosure of Contents, etc. of Companies, during the period between the filing date of the annual securities report in 1 and the filing date of this Securities Registration Statement (May 13, 2011).

7.	Extraordinary Report

The extraordinary report was filed with the director-general of the Kanto Local Finance Bureau on June 30, 2010 pursuant to Article 24-5, Paragraph 4 of the Financial Instruments and Exchange Act and Article 19, Paragraph 2, Item 2-2 of the Cabinet Office Ordinance Concerning Disclosure of Contents, etc. of Companies, during the period between the filing date of the annual securities report in 1 and the filing date of this Securities Registration Statement (May 13, 2011).

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8.	Extraordinary Report

The extraordinary report was filed with the director-general of the Kanto Local Finance Bureau on August 27, 2010 pursuant to Article 24-5, Paragraph 4 of the Financial Instruments and Exchange Act and Article 19, Paragraph 2, Item 6-2 of the Cabinet Office Ordinance Concerning Disclosure of Contents, etc. of Companies, during the period between the filing date of the annual securities report in 1 and the filing date of this Securities Registration Statement (May 13, 2011).

9.	Extraordinary Report

The extraordinary report was filed with the director-general of the Kanto Local Finance Bureau on December 27, 2010 pursuant to Article 24-5, Paragraph 4 of the Financial Instruments and Exchange Act and Article 19, Paragraph 2, Item 2-2 of the Cabinet Office Ordinance Concerning Disclosure of Contents, etc. of Companies, during the period between the filing date of the annual securities report in 1 and the filing date of this Securities Registration Statement (May 13, 2011).

10.	Amendment Report

The amendment report (amendment report for the extraordinary report in 6 above) was filed with the director-general of the Kanto Local Finance Bureau on August 2, 2010.

11.	Amendment Report

The amendment report (amendment report for the extraordinary report in 7 above) was filed with the director-general of the Kanto Local Finance Bureau on August 2, 2010.

12.	Amendment Report

The amendment report (amendment report for the extraordinary report in 9 above) was filed with the director-general of the Kanto Local Finance Bureau on February 1, 2011.

2.	Supplemental Information regarding Reference Documents

The underlined parts below are those amended or added to the “Operational Risks” section included in the annual securities reports and the quarterly securities reports filed as reference documents (the “Securities Reports”) during the period between the filing dates of the Securities Reports and the filing date of this Securities Registration Statement (May 13, 2011).

The judgments inherent in any forward-looking statements in the Securities Reports have not changed as of the filing date of this Securities Registration Statement (May 13, 2011) and there are no other forward-looking statements to be newly included therein.

Operational Risks

Risks that could affect the performance or operations of SEGA SAMMY Group are given below. Further, these risks are not a comprehensive list of the operational risks faced by the Group. However, based on an awareness of the following risks, the Group implements measures to prevent the occurrence of incidents arising from those risks and to respond to such incidents in the event of their occurrence.

In addition, forward-looking statements in the following text are the judgments of the Group as of the filing date of this Securities Registration Statement (May 13, 2011).

(1)	Statutory Regulations Affecting the Pachislot and Pachinko Machine Business

Among the Group’s mainstay operations, the Pachislot and Pachinko Machine Business accounts for a significant portion of net sales and income. In particular, this segment generates the greater part of the Group’s total operating income. Further, the segment’s sales are substantially influenced by user preferences. As a result, the segment tends to rely on the sales of specific machine models. In addition, products sold must conform to the technical specifications stipulated by Public Safety Commission rules (regulations for the verification of licenses, formats, and other aspects of pachislot and pachinko machines), which are based on the amended Entertainment Establishments Control Law of Japan enacted on February 13, 1985.

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Also, in July 2004 revisions were enacted to regulations pertaining to the Entertainment Establishments Control Law that mainly curb the volatility characteristics and prevent the improper use of pachislot and pachinko machines.

Such regulatory revisions, the progress of new-machine development, the requirements of format examinations and official licenses, product malfunctions, user preferences, and the sales trends of competitors’ products could have a significant impact on the Group’s performance or operations.

(2)	Shortness of Product Cycles

Due to the short time required for the production of pachislot and pachinko machines, the Group usually produces machines in response to order trends. Because the marketing period is generally short, product shipments are concentrated in the initial period of sales. Accordingly, the Group procures certain raw materials in advance. However, the Group may not be able to procure sufficient raw materials for production in response to large order volumes in the initial period of sales.

Comparatively, the time required for the production of amusement machines is long. Consequently, the Group produces those machines based on demand estimates. However, demand for products could change due to shifts in user preferences.

Home video game software is susceptible to changes in seasonal demand, which focuses on such periods as the year-end shopping season. If the Group is unable to supply new products during such selling periods, surplus inventory could result.

To mitigate risks associated with such inventories, the Group takes measures that include the use of common components, the shortening of lead times for component procurement, and the strengthening of inventory asset management. However, losses stemming from the disposal of inventory assets could result due to sales results that fall short of projections.

(3)	SBUs with Task of Improving Revenues/Profits

The Amusement Center Operations segment is taking steps to improve profitability, such as closing or selling centers with low profitability or potential and improving center operational capabilities. However, these operations are significantly influenced by trends in consumer spending, and due to such factors as the status of the introduction of amusement machines that meet diverse user needs, some time could be required for revenues/profits to improve.

Although the Consumer Business segment recorded operating profits in FY 2010, this segment faces a continual need for substantial up-front production expenses and advertising expenses, and according to the unit sales of video game software, etc., some time could be required for revenues/profits to improve.

(4)	Entry into Overseas Markets

The Group conducts operations in overseas markets, including markets in North America, Europe, and Asia, including China. The Group plans to increase sales in overseas markets centered on the Amusement Machine Sales Business, Amusement Center Operations, and the Consumer Business segments. As a result, fluctuation in foreign currency exchange rates could affect the Group’s performance or operations. Further, the Group could be affected by deterioration in the international geopolitical situation related to such factors as overseas wars, conflicts, and terrorist incidents.

(5)	Adoption of Asset-Impairment Accounting

In the fiscal year ended March 31, 2006, the Company adopted asset-impairment accounting. Depending on shifts in business conditions and future cash flows, the Group may be unable to recoup the value of certain investments and would be required to record a loss. If such a case were to occur, it could have a material adverse effect on the Group’s operating results.

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(6)	Investment Securities

The Group holds investment securities for such purposes as building business relationships and earning an investment return. The valuation of investment securities is made in accordance with such factors as stock market trends and the financial positions and results of operations of the issuers. Accordingly, in the future, in the event that impairment processing is implemented due to declines in market prices or declines in effective prices, the Group’s operating results could be affected by the recording of a loss on reevaluation of investment securities.

(7)	Management of Personal Information

The Group holds personal information relating to the users of its products and services due to such activities as the operation of membership-based web sites. In light of the enactment of the Act for Protection of Computer Processed Personal Data Held by Administrative Organs, the Group is strengthening the rigor of its personal information management. However, in the unlikely event of a leakage of personal information or the misuse of such personal information, the resulting loss of trust or lawsuits filed against the Group could affect its performance or operations.

(8)	Lawsuits

The Group implements measures to minimize the risk of having claims for damages and other lawsuits filed against the Group by strengthening its compliance systems and by exercising sufficient care to avoid the infringement of the intellectual property of third parties. However, lawsuits could be filed against the Group claiming that products manufactured and sold by the Group infringe upon certain rights.

(9)	Effect of Disasters, etc.

If any headquarter, office or production site of any company of the Group or any business partner of the Group suffers property or personal damage by earthquake, fire, flood or other large-scale natural disaster, terrorism, change in political condition or any other event, the Group’s production and sales activities may deteriorate and the Group’s operating results could be affected.

3.	Places at which Copies of Reference Documents are Available for Public Inspection

Headquarter of SEGA SAMMY HOLDINGS INC.

(Shiodome Sumitomo Building, 1-9-2 Higashi Shimbashi, Minato-ku, Tokyo)

Tokyo Stock Exchange, Inc.

(2-1 Nihombashi Kabutocho, Chuo-ku, Tokyo)

Part IV.	Information on Guarantor Company of Filing Company, etc.

N/A

Part V.	Extra Information

1.	Recent Financial Statements or Financial Documents of Guarantor Company and Linked Subsidiaries

N/A

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